Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169535
PROSPECTUS SUPPLEMENT No. 8
(To Prospectus dated August 23, 2012)

Cole Real Estate Income Strategy (Daily NAV), Inc.

The following is a list of the net asset value (“NAV”) per share of Cole Real Estate Income Strategy (Daily NAV), Inc. on each business day for the month of December 2012:

Date	NAV Per Share	Date	NAV Per Share
December 3, 2012	$16.15	December 17, 2012	$16.12
December 4, 2012	$16.15	December 18, 2012	$16.12
December 5, 2012	$16.14	December 19, 2012	$16.12
December 6, 2012	$16.13	December 20, 2012	$16.12
December 7, 2012	$16.13	December 21, 2012	$16.12
December 10, 2012	$16.13	December 24, 2012	$16.11
December 11, 2012	$16.13	December 26, 2012	$16.11
December 12, 2012	$16.13	December 27, 2012	$16.11
December 13, 2012	$16.13	December 28, 2012	$16.11
December 14, 2012	$16.12	December 31, 2012	$16.11

This NAV per share is the price at which we sold our shares pursuant to purchase orders, and would have redeemed shares pursuant to redemption requests, on the business day specified. Purchases and redemptions will be made in accordance with our policies as set forth in the registration statement and prospectus to which this prospectus supplement relates. Our NAV per share is posted daily on our website at https://www.colecapital.com/cole-income-nav-strategy/daily-nav.

Please refer to “Valuation Policies” in the current prospectus as supplemented, for important information about how NAV is determined. Our NAV per share, which is updated daily, along with our registration statement, prospectus, and prospectus supplements are available on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Neither the United States Securities and Exchange Commission nor any state securities commission has determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 2, 2013.

INAV-SUP-08A